Exhibit 18

Execution Version

SERIES D-1 SHARES AGREEMENT

This SERIES D-1 SHARES AGREEMENT (this “Agreement”), dated as of November 8, 2015, is by and between AR Capital, LLC, a Delaware limited liability company (“ARC”), and RCS Capital Corporation, a Delaware corporation (the “Company”).

WHEREAS, ARC is a party to that certain Transaction Agreement, dated as of August 6, 2015, among ARC, AMH Holdings (Cayman), L.P., and AR Global, LLC (the “Transaction Agreement”), pursuant to which ARC may acquire 1,000,000 shares of 11% Series D-1 Convertible Preferred Stock, par value $0.001 per share, of the Company currently held by Apollo Principal Holdings I, LP or any of its affiliates (“Apollo”) (such shares, including to the extent acquired by ARC or any of its affiliates in whole or in part as the context requires, being referred to as the “Series D-1 Shares”); and

WHEREAS, the parties hereto desire to enter into this Agreement in respect of certain matters related to the Series D-1 Shares as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT AND GRANT OF IRREVOCABLE PROXY

1.1.        Proxy.

(a) On the day ARC or any of its affiliates acquires the Series D-1 Shares (the “Purchase Date”), ARC shall, or shall cause its affiliates to, irrevocably grant to, and appoint, the Special Committee of the Board of Directors of the Company (the “Board”) comprised of Mark Auerbach, Doug Wood and C. Thomas McMillen (the “Committee”) (and if any member of such Committee no longer serves on such Committee for any reason, then the remaining member or members of such Committee, in each case acting by a majority, and if none of the three individuals named above serve on the Committee, the Board may then appoint such other independent director(s) to the Committee that are reasonably acceptable to ARC and Luxor Capital Partners, LP), ARC’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of ARC, to vote or cause to be voted the Series D-1 Shares (in person or by proxy), as ARC would be required to vote the Series D-1 Shares in connection with any two Series D-1 Specified Matters to the extent Series D-1 Shares are entitled to a vote on such matters pursuant to the certificate of designation authorizing the Series D-1 Shares, and to exercise all powers that ARC would be entitled to exercise on any such matters if personally present, at any annual, special or other meeting of the stockholders of the Company and at any adjournment or adjournments thereof, and to execute any written consent of stockholders on behalf of ARC in lieu of such meeting or otherwise; provided, further, that to the extent the first or the second Series D-1 Specified Matter requires one or more votes of the Company stockholders in order to effectuate an agreed, specific transaction (or any related transaction or a series of related transactions, including any amendments to the certificate of incorporation or any certificate of designation of the Company necessitated by such transactions), then such additional stockholder votes shall all be deemed to relate to one Series D-1 Specified Matter and the Committee may use the Proxy in connection with any such additional stockholder votes. The proxy set forth in this Section 1.1(a) is hereinafter referred to as the “Proxy”.

(b) “Series D-1 Specified Matters” means (i) any consolidation, merger or entry into a business combination by the Company with a third person, (ii) any authorization of a new class or series of capital stock or additional shares of capital stock, or reclassification or alteration of the terms of any class or series of capital stock, or any issuance of capital stock or other equity securities (including the right to acquire capital stock or other equity securities) by the Company, and (iii) any amendment or modification to, or waiver of, the certificate of incorporation or any certificate of designation of the Company in connection with any matters set forth in clauses (i) and (ii) above; provided, that with respect to any Series D-1 Specified Matter (and any related transactions or series of transactions relating to any Series D-1 Specified Matter or otherwise) each Series D-1 Share shall be treated in the same manner as each other preferred stock of the Company ranking on a parity with Series D-1 Shares.

(c) The Proxy shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by ARC with respect to the Series D-1 Shares. The Proxy shall be valid from the Purchase Date and until 11:59 P.M. New York time on January 31, 2016 (the “End Date”); provided that if the Company enters into a definitive agreement with respect to a Series D-1 Specified Matter prior to 11:59 P.M. New York time on January 31, 2016, the End Date shall be automatically extended until 11:59 P.M. New York time on June 30, 2016 (and, in the case of Section 5.1, on July 31, 2016), in which case such extended date shall be the “End Date” for all purposes of this Agreement. The Company hereby agrees to recognize the Proxy. ARC shall, or shall cause its affiliate to, take such further action or execute such other instrument as may be reasonably requested by the Company to effectuate the intent of the Proxy.

(d) On the Purchase Date, ARC shall, or shall cause its affiliate to, (i) execute and deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A with respect to the Series D-1 Shares and (ii) deliver to the Company the original stock certificate or certificates representing the Series D-1 Shares to enable a legend referring to this Agreement to be added to such stock certificate or certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARC

ARC represents and warrants to the Company as follows:

4.1.        Organization; Authorization; Binding Agreement. ARC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and the consummation of the transactions contemplated hereby are within ARC’s organizational powers and have been duly authorized by all necessary organizational actions on the part of ARC. ARC has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by ARC, and constitutes a legal, valid and binding obligation of ARC enforceable against ARC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in an action in equity or at law).

4.2.        Non-Contravention. The execution and delivery of this Agreement by ARC does not, and the performance by ARC of ARC’s obligations hereunder and the consummation by ARC of the transactions contemplated hereby will not (i) violate any law applicable to ARC, (ii) require any consent, approval, order, authorization or other action by, or filing with or notice to, any person (including any governmental entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or pursuant to, any contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on ARC or any applicable law, or (iii) violate any provision of ARC’s organizational documents, in each case, except as would not reasonably be expected to adversely affect the ability of ARC to perform its obligations under this Agreement in any material respect.

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ARTICLE V

COVENANTS

5.1.        Restrictions. During the period commencing on the Purchase Date and ending on the End Date, ARC shall not, and shall causes its affiliates not to, directly or indirectly, (i) create or permit to exist any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Series D-1 Shares (collectively, “Encumbrances”), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended (collectively, “Permitted Encumbrances”), (ii) except in accordance with Section 5.2, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), the Series D-1 Shares or any right or interest therein (or consent to any of the foregoing), (iii) except in accordance with Section 5.2, enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of the Series D-1 Shares or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to the Series D-1 Shares, (v) deposit or permit the deposit of the Series D-1 Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Series D-1 Shares, (vi) knowingly take any other action that would reasonably be expected to restrict, limit or interfere with the performance of ARC’s obligations hereunder or the transactions contemplated hereby or (vii) without the prior written consent of the Committee, vote or cause to be voted the Series D-1 Shares (in person or by proxy), on any stockholder matter at any annual, special or other meeting of the stockholders of the Company and at any adjournment or adjournments thereof, or execute any written consent of stockholders in lieu of such meeting or otherwise. Any attempted Transfer of the Series D-1 Shares or any interest therein or any attempted exercise of the voting power with respect to the Series D-1 Shares in violation of this Section 5.1 or Section 5.2 shall be null and void. If any involuntary Transfer of the Series D-1 Shares shall occur (including, if applicable, a sale by ARC’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold the Series D-1 Shares subject to all of the obligations, restrictions, liabilities and rights under this Agreement.

5.2.        Permitted Transfer. As a condition to any Transfer of any Series D-1 Shares to a transferee (including any affiliate of ARC), or the transfer or assignment to any transferee (including any affiliate of ARC) of ARC’s rights to acquire any Series D-1 Shares, such transferee (and any subsequent transferee thereof) shall (i) assume in writing, in a form reasonably acceptable to the Company, all of the obligations, restrictions and liabilities of ARC under this Agreement and (ii) upon acquisition of such Series D-1 Shares, execute and deliver to the Company a proxy in the form attached hereto as Exhibit A with respect to the Series D-1 Shares Transferred to such transferee.

5.3         Adjustments. During the period commencing on the Purchase Date and ending on the End Date, in the event (a) of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Series D-1 Shares or (b) that ARC shall become the beneficial owner of any additional shares of the Series D-1 Convertible Preferred Stock of the Company, then the terms of this Agreement and the Proxy shall apply to the shares of the Series D-1 Convertible Preferred Stock or similar shares of the Company held by ARC immediately following the effectiveness of the events described in clause (a) or ARC becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Series D-1 Shares hereunder.

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ARTICLE VI

MISCELLANEOUS

6.1.        Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing:

If to the Company:

RCS Capital Corporation

405 Park Ave, 14th floor

New York, NY 10022

Attention: General Counsel

Facsimile: 646-861-7743

E-mail: JTanaka@rcscapital.com

With copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Martin Nussbaum

Telephone: 212-698-3596

Facsimile: 212-698-0496

E-mail: Martin.Nussbaum@dechert.com

If to ARC:

405 Park Avenue, 14th Floor

New York, NY 10022

Attention: Jesse C. Galloway

Facsimile: 646-861-7804

Email: jgalloway@arlcap.com

With copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017

Attention: Lee Meyerson

   Elizabeth Cooper

Facsimile: 212-455-2502

Email: lmeyerson@stblaw.com

    ecooper@stblaw.com

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business say) and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

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6.2.       Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.3.       Binding Effect; Benefit; Assignment. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that the Committee is the intended third party beneficiary of Sections 1.1 and 5.1(vii). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except to the extent that such rights, interests or obligations are assigned pursuant to an involuntary Transfer as provided in Section 5.1. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

6.4.       Governing law; Waiver of Jury Trial.

(a)         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)         EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

6.5.        Counterparts; Delivery by Facsimile or Email. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile, scan PDF or equivalent attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

6.6.        Entire Agreement. This Agreement, and the documents and agreements referred to herein, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

6.7.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

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6.8.        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In any proceeding for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 6.8.

6.9         Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.10.      Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

6.11.      Further Assurances. The parties will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to perform their respective obligations under this Agreement.

6.12.      No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in the Committee or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Series D-1 Shares, and all rights, ownership and economic benefits of and relating to the Series D-1 Shares shall remain vested in and belong to ARC or its affiliate.

6.13.      Public Announcements. The parties hereto shall consult with each other (and obtain the other party’s consent) before any party (or its affiliates) issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by any applicable law, regulation or rule of any governmental authority, stock exchange or self-regulatory organization to which a party is subject if the party issuing such press release or other public statement has, to the extent practicable, provided the other parties with a reasonable opportunity to review and comment or (b) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, in each case under this clause (b) to the extent such disclosure is still accurate.

[Signature Page Follows]

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The parties are executing this Agreement on the date set forth in the introductory clause.

AR CAPITAL, LLC

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Managing Member

RCS Capital Corporation

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer

[Signature Page to the Series D-1 Shares Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

[___________] (“Series D-1 Shareholder”), for consideration received, hereby irrevocably grants to, and appoints, the Special Committee of the Board of Directors (the “Board”) of RCS Capital Corporation (the “Company”) comprised of Mark Auerbach, Doug Wood and C. Thomas McMillen (the “Committee”) (and if any member of such Committee no longer serves on such Committee for any reason, then the remaining member or members of such Committee, in each case acting by a majority, and if none of the three individuals named above serve on the Committee, the Board may then appoint such other independent director(s) to the Committee that are reasonably acceptable to ARC Capital LLC, a Delaware limited liability company (“ARC”), and Luxor Capital Partners, LP, a Delaware limited partnership), Series D-1 Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Series D-1 Shareholder, to vote or cause to be voted the shares of 11% Series D-1 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series D-1 Shares”) (in person or by proxy), as Series D-1 Shareholder would be required to vote the Series D-1 Shares in connection with any two Series D-1 Specified Matters to the extent Series D-1 Shares are entitled to a vote on such matters pursuant to the certificate of designation authorizing the Series D-1 Shares, and to exercise all powers that Series D-1 Shareholder would be entitled to exercise on any such matters if personally present, at any annual, special or other meeting of the stockholders of the Company and at any adjournment or adjournments thereof, and to execute any written consent of stockholders on behalf of Series D-1 Shareholder in lieu of such meeting or otherwise; provided, further, that to the extent the first or the second Series D-1 Specified Matter requires one or more votes of the Company stockholders in order to effectuate an agreed, specific transaction (or any related transaction or a series of related transactions, including any amendments to the certificate of incorporation or any certificate of designation of the Company necessitated by such transactions), then such additional stockholder votes shall all be deemed to relate to one Series D-1 Specified Matter and the Committee may use this proxy in connection with any such additional stockholder votes.

“Series D-1 Specified Matters” means (i) any consolidation, merger or entry into a business combination by the Company with a third person, (ii) any authorization of a new class or series of capital stock or additional shares of capital stock, or reclassification or alteration of the terms of any class or series of capital stock, or any issuance of capital stock or other equity securities (including the right to acquire capital stock or other equity securities) by the Company, and (iii) any amendment or modification to the certificate of incorporation or any certificate of designation of the Company in connection with any matters set forth in clauses (i) and (ii) above; provided, that with respect to any Series D-1 Specified Matter (and any related transactions or series of transactions relating to any Series D-1 Specified Matter or otherwise) each Series D-1 Share shall be treated in the same manner as each other preferred stock of the Company ranking on a parity with Series D-1 Shares.

This proxy shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Series D-1 Shareholder with respect to the Series D-1 Shares. This proxy shall be valid from the date hereof and until 11:59 P.M. New York time on January 31, 2016 (the “End Date”); provided that if the Company enters into a definitive agreement with respect to a Series D-1 Specified Matter prior to 11:59 P.M. New York time on January 31, 2016, the End Date shall be automatically extended until 11:59 P.M. New York time on June 30, 2016.

This proxy is given pursuant to that certain Series D-1 Shares Agreement, dated as of November 8, 2015, between ARC and the Company.

Dated: [___]

[_____]

By:
Name:
Title: